Filed Pursuant to Rule 433

Registration No. 333-182394

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

Ps.10,000,000,000 6.000% Senior Notes due 2019

June 2, 2014

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	6.000% Senior Notes due 2019 (the “Notes”)

Aggregate Principal Amount:	Ps.10,000,000,000

Format:	Dual registration: SEC / CNBV

Price to Public:	99.822% of principal amount, plus accrued interest, if any, from June 9, 2014

Maturity:	June 9, 2019

Coupon:	6.000% per year

Optional Redemption:	None

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Yield to Maturity:	6.040% (annualized)

Benchmark Instrument:	MBONO 4.750% due June 2018

Benchmark Yield:	4.790%

Spread to Benchmark:	+ 125 basis points

Minimum Denomination:	Ps.2,000,000 and multiples of Ps.10,000 in excess thereof

ISIN:	XS1075312204

Interest Payment Dates:	June 9 and December 9 of each year, commencing on December 9, 2014

Trade Date:	June 2, 2014

Settlement Date:	June 9, 2014 (T+5)

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
Banco Bilbao Vizcaya Argentaria, S.A.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market and on the Mexican Stock Exchange

Additional Information:	On June 2, 2014, the Issuer agreed to sell Ps.7,500,000,000 aggregate principal amount of 7.125% Senior Notes due December 9, 2024, which are expected to be issued on or about June 9, 2014.

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form F-3 (Registration No. 333-182394).

The Notes are concurrently being offered in Mexico pursuant to a prospectus approved by the Comisión Nacional Bancaria de Valores (Mexican National Banking and Securities Commission, or “CNBV”). The Notes will be registered with the Mexican National Securities Registry maintained by the CNBV.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at +1-800-503-4611, HSBC Securities (USA) Inc. at +1-866-811-8049, Morgan Stanley & Co. LLC at +1-866-718-1649, Citigroup Global Markets Inc. at +1-800-831-9146 or Credit Suisse Securities (USA) LLC at +1-800-221-1037.

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